UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 9, 2007

Popular, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Puerto Rico	0-13818	66-0667416
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

209 MUNOZ RIVERA AVE, POPULAR CENTER BUILDING, HATO REY , Puerto Rico		00918
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	787-765-9800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 9, 2007, Popular, Inc. ("Popular") entered into a Resignation, Retirement and Transition Agreement (the "Agreement") with Cameron E. Williams. A brief description of the terms and conditions of the Agreement is contained in Item 5.02 of this Form 8-K and incorporated into this Item 1.01 by reference.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On January 9, 2007, Popular, Inc. issued a news release announcing the Restructuring and Integration Plan (the "Plan") for its U.S. consumer finance and mortgage business subsidiary Popular Financial Holdings, Inc. ("PFH"), including PFH’s internet financial services subsidiary E-LOAN, Inc. A copy of the above-referenced news release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference hereto. The Plan was approved by the Board of Directors of Popular on January 5, 2007.

The Plan calls for PFH to exit the wholesale nonprime mortgage origination business, focus on existing profitable businesses, and consolidate support functions with its sister U.S. banking entity Banco Popular North America ("BPNA") creating a single integrated North American financial services unit.

It is anticipated that the Plan will result in estimated combined charges of $39 million (approximately $19 million representing future cash expenditures) between the fourth quarter of 2006 and the first two quarters of 2007.

Item 2.06 Material Impairments.

The information included in Item 2.05 above is incorporated by reference into this Item 2.06.

On January 9, 2007, Popular also announced that the Plan will result in the impairment of goodwill and long- lived assets of the disposed businesses by approximately $20 million. These charges are part of the Plan's estimated combined charges of $39 million, previously mentioned in Item 2.05. The impairment of long- lived assets is mainly composed of software and leasehold improvements. The goodwill impairment charges are attributable to businesses being exited at PFH.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Plan described in Item 2.05 above, Popular also announced that effective immediately, the U.S. mainland operations of Popular North America, Inc. (BPNA, PFH and their subsidiaries including E-LOAN) will report to Roberto R. Herencia, currently president of BPNA. Cameron E. Williams, who served as President of PFH is retiring from the Company. Mr. Williams will assist Mr. Herencia on transitional matters. A copy of the Resignation, Retirement and Transition Agreement of Mr. Williams is attached as Exhibit 10.1 to this Current Report on Form 8-K.

In connection with Mr. Williams’ retirement, Mr. Williams will receive (i) a lump sum payment of $1.2 million; (ii) continuation of 12 months of medical insurance; and (iii) accelerated vesting of 18,000 shares of Popular Inc. under the existing 2004 Omnibus Incentive Plan. These accelerated vesting benefits have a net value of $321,840 to Mr. Williams based on a market closing price of $17.88 per share of Popular, Inc. common stock as of January 8, 2007; (iv) a lump sum payment of $410,540 due under the Supplemental Executive Retirement Plan and (v) the right to purchase a company car with a book value of approximately $9,000.00.

Item 9.01 Financial Statements and Exhibits.

Exhibits
10.1 Resignation, Retirement and Transition Agreement, Cameron E. Williams
99.1 News release dated January 9, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Popular, Inc.

January 9, 2007	By:	Ileana Gonzalez

Name: Ileana Gonzalez
Title: Senior Vice President and Comptroller

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Exhibit Index

Exhibit No.	Description

10.1	Resignation, Retirement and Transition Agreement, Cameron E. Williams
99.1	Press release dated January 9, 2007